EXHIBIT 23.1

                      Consent of WithumSmith + Brown, P.C.

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47736, 333-90088 and 333-134195) pertaining to the GoAmerica Communications Corp. 1999 Stock Option Plan, the GoAmerica, Inc. 1999 Stock Plan, the GoAmerica, Inc. Employee Stock Purchase Plan and the GoAmerica, Inc. 2005 Equity Compensation Plan of our report dated March 20, 2007, with respect to the financial statements and schedule of GoAmerica, Inc., for the years ended December 31, 2006, 2005 and 2004, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

                                                     /s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey
March 29, 2007